Exhibit 8.1

98 SAN JACINTO BLVD. SUITE 1500 AUSTIN, TEXAS 78701-4078 TEL +1 512.322.2500 FAX +1 512.322.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

May 24, 2016

Jones Energy, Inc.
807 Las Cimas Parkway
Suite 350
Austin, Texas 78746

Ladies and Gentlemen:

We have acted as counsel for Jones Energy, Inc., a Delaware corporation (the “Company”), in connection with the proposed offering and sale from time to time by the Company of shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), having an aggregate offering price of up to $73,000,000 pursuant to that certain Equity Distribution Agreement dated May 24, 2016 (the “Distribution Agreement”), by and among the Company, on the one hand, and the several managers named therein, on the other.

In our capacity as your counsel as a basis for the opinions herein expressed, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the registration statement on Form S-3 (Registration No. 333-197809) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (ii) the prospectus included in the Registration Statement dated September 16, 2014 (the “Base Prospectus”); (iii) the prospectus supplement to the Base Prospectus dated May 24, 2016 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); (iv) the Distribution Agreement; (v) the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”) and (vi) the Company’s records and documents, certificates of representatives of the Company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

In connection with the foregoing, we prepared the discussion set forth under the caption “Material U.S. Federal Income  and Estate Tax Considerations for Non-U.S. Holders” in the Prospectus Supplement (the “Discussion”).

We hereby confirm that all statements of legal conclusions, but not statements of factual matters, contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein, subject to the assumptions, qualifications, and limitations set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of (i) the Company’s statements, covenants, and representations contained in the Registration Statement and the Prospectus, (ii) a representation letter provided to us by the Company in support of this opinion, and (iii) other information provided to us by the representatives of the Company.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Company’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our Firm and this opinion in the Discussion. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.